Exhibit 99

News Release

MEADWESTVACO CORPORATION

One High Ridge Park

Stamford Connecticut 06905

Media contact:	Investor Relations contacts: contacts:
Robert G. Crockett	Mark F. Pomerleau	Kathleen Weiss
tel 203 461 7583	tel 203 461 7616	tel 203 461 7543

FOR IMMEDIATE RELEASE

MeadWestvaco Expects First Quarter Results Below Prior Year Level

STAMFORD, CONN., April 8, 2003 - MeadWestvaco Corporation (NYSE: MWV) announced today that it expects to report a net loss in the range of 36 to 41 cents per share for the first quarter of 2003.  Expected results for the quarter reflect higher costs for energy, wood and maintenance as well as a weak economy and operating challenges during the quarter at some of the company's paperboard mills.  The first quarter is a seasonally weak period for several of the company's businesses, particularly the Consumer & Office Products segment.  The net loss will include a cumulative effect charge of 2 cents related to the adoption of Statement of Financial Accounting Standards No.143, Accounting for Asset Retirement Obligations.

First quarter results from continuing operations are expected to include charges for facility closures and the early retirement of debt of about 8 cents per share, gains on the sales of forestlands of 1 cent per share and pension income of 6 cents per share.  In the first quarter of 2002, the company reported a loss from continuing operations of 33 cents per share, which included restructuring and merger-related charges of 20 cents per share, gains on the sales of forestlands of 5 cents per share and pension income of 11 cents per share.

During the first quarter of 2003, costs for energy, maintenance and wood were higher compared to the first three months of last year.  During the first quarter of 2003, energy costs are estimated to be over $15 million higher than for the same period last year.  Maintenance costs are estimated to be approximately $10 million higher, primarily due to the acceleration of planned activities in the coated paper operations.  Wood costs are estimated to be approximately $9 million higher due to unusually wet weather and heavy snow which limited timber harvesting and transportation at several mills.  Wood supplies to the mills have improved with the easing of severe winter weather.  In addition to these factors and the weak economy, first quarter results reflected significant operating challenges at the company's bleached paperboard mills which contributed to higher operating costs of approximately $15 million in the packaging segment.  Results for the company's other businesses also reflect the effects of weaker markets.

"We continue to see relatively soft demand due to economic weakness and geopolitical uncertainty," said John A. Luke, Jr., chairman and chief executive officer.  "In response, we have taken steps to reduce capital expenditures from $500 million to approximately $400 million for 2003, well below our depreciation levels and to accelerate cost reduction initiatives.  We are confident in our plans to achieve $360 million in merger-related synergies this year, and we are dedicated to reducing costs beyond our synergy savings," Luke said.  "With MeadWestvaco's portfolio of market-leading businesses, excellent financial strength and our disciplined cost reduction efforts, we are committed to delivering value to shareholders through our strong dividend and improved returns."

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals.  Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries.  The company operates in 29 countries and serves customers in nearly 100 nations.  Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five-Star®, and Mead®.  MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company.  Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements.  In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to continue to realize anticipated cost savings and to integrate successfully; competitive pricing for the company's products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and in other filings made from time to time with the SEC.  MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company's reports filed with the SEC.

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